PRESS RELEASE Contacts: Media George Rhynedance (719) 637-4182 george.rhynedance@vectrus.com Investors Mike Smith (719) 637-5773 michael.smith@vectrus.com Vectrus reduces Colorado Springs workforce by 64; announces realignment of effort COLORADO SPRINGS, Colo., Oct. 18, 2016 –Vectrus, Inc. (NYSE: VEC), announced a corporate reduction in force and a realignment of effort resulting in the elimination of 64 positions at the Colorado Springs headquarters. The corporate realignment, building on organizational actions initiated earlier this year, will also place critical business functions closer to both customers and contracts. The reductions taken today are in addition to 18 open or unfilled positions the company eliminated throughout the year. “The reduction in staffing, while difficult, is a necessary action for Vectrus in order to maintain its competitive position in the marketplace,” said Ken Hunzeker, CEO and president at Vectrus. “The corporate realignment will build on and strengthen the organizational efforts initiated earlier this year by placing certain business functions closer to the associated service offering, to improve our ability to secure future contract awards.” “It is important to note, these reductions impact neither the services we are delivering to our customers, nor our performance on current contracts,” said Hunzeker. “Furthermore, we plan to, at a minimum, maintain our investment and spending in business development and other functions that drive revenue.” During the past year, Vectrus has worked to structure the corporation to better align solutions to customer needs. These efforts have focused around the operations centers created earlier this year – one in Reston, Va., supporting the IT and Network Communication service offering, and one in Colorado Springs supporting the Infrastructure Asset Management (Infrastructure) and Logistics and Supply Chain Management (Logistics) service offerings. One result of the realignment has been the consolidation of the Infrastructure and Logistics service offerings because they have similar capabilities. The resulting service offering is called Facility and Logistics Services. -more- The financial implication of these efforts will result in an approximate $2 million severance expense in the fourth quarter of 2016 with an anticipated annual savings of $8 million related

2 to the action taken today. The company expects to realize additional savings in 2017 through reductions taken on non-labor discretionary expenditures. “These actions reflect two initiatives. First, we realigned certain functions in order to strengthen the organizational changes we initiated earlier in the year,” said Matt Klein, chief financial officer at Vectrus. “And second, because we continuously evaluate our cost structure, the reductions in headcount proactively address anticipated reductions in revenue on certain programs.” #### About Vectrus Vectrus is a leading, global government services company with a history in the services market that dates back more than 70 years. The company provides facility and logistics services, and information technology and network communication services to U.S. government customers around the world. Vectrus is differentiated by operational excellence, superior program performance, a history of long-term customer relationships, and a strong commitment to their mission success. Vectrus is headquartered in Colorado Springs, Colo., and includes about 6,000 employees spanning 132 locations in 18 countries. In 2015, Vectrus generated sales of $1.2 billion. For more information, visit our website at www.vectrus.com or connect with us on Facebook, Twitter, LinkedIn, and YouTube.